Stillwater Mining Announces Appointment of New Director

BILLINGS, MT -- (Marketwire - November 28, 2012) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) announced today the appointment of George M. Bee to the Company's board of directors, effective November 24, 2012.

Commenting on this appointment, Stillwater's Chairman and Chief Executive Officer, Frank McAllister stated, "We are very pleased to welcome George Bee as the newest member of Stillwater's board. George brings extensive mining leadership experience in underground and open pit operations, project development and corporate development, as well as considerable international experience. We are confident that George's seasoned perspective and knowledge will add to the depth of talent on Stillwater's board and look forward to his future contributions."

Mr. Bee is currently serving as the President and Chief Executive Officer of Andina Minerals Inc. Prior to his current role, he has held various senior management and operational positions at Aurelian Resources, Inc., Kinross Gold Corporation, Palabora Mining Company in South Africa, and at Barrick Gold Corporation. At Barrick his extensive career included managing the teams that developed two large gold mines -- Veladero and Pierina. Mr. Bee served briefly on the board of directors of Peregrine Metals Ltd., which was acquired by Stillwater in 2011. He received a Bachelor of Science degree from the Camborne School of Mines in Cornwall, United Kingdom.

About Stillwater Mining Company:

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found in the Company's U.S. and Canadian regulatory filings and on its website: www.stillwatermining.com.

CONTACT:
Mike Beckstead
(406) 373-8971